CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement File Nos. 333-51676/811-08828 on Form N-4 of our report dated March 27, 2025, relating to the financial statements comprising each of the Subaccounts of New England Variable Annuity Separate Account, appearing in form N-VPFS of New England Variable Annuity Separate Account for the year ended December 31, 2024. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
April 22, 2025